UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2008
PROLOGIS
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of Incorporation)	1-12846 (Commission File Number)	74-2604728 (I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (303) 567-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously announced, effective November 10, 2008, Walter C. Rakowich was appointed Chief Executive Officer of ProLogis. In connection therewith, on December 31, 2008, ProLogis and Walter C. Rakowich, the Chief Executive Officer of ProLogis, entered into an amended and restated employment agreement, which was further amended and restated on January 7, 2009 (as so amended and restated, the “Amendment”).
     The Amendment provides for Mr. Rakowich’s employment as our Chief Executive Officer and its term ends on December 31, 2011. Under the Amendment, Mr. Rakowich shall receive a base salary at the annual rate of $630,000 for the period prior to January 1, 2009 and shall receive a bonus of $840,000 for 2008. Beginning January 1, 2009, Mr. Rakowich’s shall receive a base salary at the annual rate of $1,000,000 and shall be eligible for an annual bonus that has a target equal to 200% of his annual salary and that shall not be less than zero and not more than 200% of such target amount; provided that the actual amount payable is to be determined upon the satisfaction of goals and objectives established by the Company’s Management Development and Compensation Committee and shall be subject to such other terms and conditions of the Company’s annual bonus plan as in effect from time to time. During each calendar year of the Amendment, beginning January 1, 2009, Mr. Rakowich shall be entitled to grants under the Company’s 2006 Long-Term Incentive Plan and/or a cash incentive award having an annual aggregate value of $7,500,000. For 2008, Mr. Rakowich shall be entitled to equity and/or cash incentive awards having an aggregate value of $3,500,000. Mr. Rakowich is also eligible for reimbursement of the reasonable business expenses he incurs (and up to $100,000 for professional fees incurred in negotiating the Amendment). The Amendment requires Mr. Rakowich to contribute 15% of the $7,500,000 of long-term incentive awards he receives to The ProLogis Foundation.
     If Mr. Rakowich’s employment is terminated at any time during the term of the Amendment, Mr. Rakowich shall be entitled to receive all amounts accrued and due him at the time of termination. If termination is due to the death or disability of Mr. Rakowich, he will also be entitled to receive a pro rata portion of any bonus and a pro rata portion of the incentive award for the year in which the termination occurs. If termination is due to a constructive discharge or without cause, then in addition to the amounts referenced in the first sentence of this paragraph, Mr. Rakowich will also be entitled to receive an amount equal to two times the sum of his base salary and target bonus (“Cash Severance”) payable in 24 substantially equal monthly installments (subject to execution of a release), continued coverage under the Company’s medical and dental plans for 24 months, a lump-sum payment of $12,000 in lieu of continued participation in any other Company welfare benefit plans, and a pro rata bonus and pro rata incentive award for the year in which termination occurs. If the termination occurs on account of constructive discharge or without cause prior to a change in control or within 24 months following a change in control at the direction of a third party or otherwise in connection with a change in control and if the change in control constitutes a change in control event for purposes of Section 409A of the Internal Revenue Code, the Cash Severance will be paid in a lump sum. Mr. Rakowich’s obligation to make contributions to The Prologis Foundation will cease if his employment is terminated.
     The Amendment requires Mr. Rakowich generally to not disclose any Company confidential information. The Amendment includes a non-competition covenant that will generally apply during Mr. Rakowich’s employment and for a period of one year following termination of Mr. Rakowich’s employment for any reason other than by the Company without cause or by Mr. Rakowich for good reason. The Amendment includes a nonsolicitation covenant that will apply during Mr. Rakowich’s employment and for a period of one year following termination of Mr. Rakowich’s employment. The Amendment also includes a requirement to make Mr. Rakowich whole in certain amounts for excise taxes and related amounts he incurs in connection with change in control payments (or reduction of such payments to a certain degree to the extent such reduction will eliminate the excise tax obligation) and the Amendment provides for reimbursements or advances to Mr. Rakowich in the event it is necessary for him to obtain legal counsel to enforce his rights under the Amendment, subject to adjustment depending on the outcome of material issues in any enforcement proceeding. Finally, the Amendment includes a standstill covenant that will apply for a period of one year following termination of Mr. Rakowich’s employment, subject to payments to Mr. Rakowich for the standstill period equal to his annual salary in effect at the time of his termination (in addition to any other payments to which he is entitled under the Amendment) payable in substantially equal installments over the standstill period.
     If the Company materially restates or otherwise materially modifies its financial statements, the Company and Mr. Rakowich have agreed to submit to arbitration the question of the amount of compensation previously paid to Mr. Rakowich that was based on the satisfaction of goals and objectives, if any, exceeded the amount that he would have received had the goals and objectives been satisfied based on the restated or modified financial statements. Any such excess amount must be returned to the Company (either by direct payment, offset, forfeitures of equity-based awards or otherwise).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Date: January 7, 2009	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary